Exhibit 10.1

June 1, 2010

Gabriel Matsliach (the “Executive”)
13 Stockton Drive
Voorhees, NJ 08043

Re:           Executive Employment and Severance Letter

Dear Gabriel:

WHEREAS, the Executive serves as the Senior Vice President, Global Products and Operations of Comverse, Inc. (the “Company”);

WHEREAS, the Company and the Executive desire to amend and revise the terms of the Executive’s employment to the extent set forth herein and to amend and revise certain existing terms for severance, and to embody the terms of such modified relationship.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.
As of the date hereof and continuing until termination of employment, the Executive shall be employed as the Company’s Senior Vice President, Global Products and Operations.  In this capacity, the Executive shall be have the duties, responsibilities and authority commensurate with the position and such other duties and responsibilities as are appropriate for a person holding the offices set forth in this section and assigned by the Company’s Chief Executive Officer.  Unless prevented by illness, injury or disability, the Executive shall devote substantially all of the Executive’s time, attention and efforts during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment.  The Executive shall initially report to the Company’s Chief Executive Officer in carrying out his duties.  If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s subsidiaries or affiliates without additional compensation.

2.
As of the date hereof and for the remainder of fiscal 2010, the Executive shall be paid a base salary at the rate of not less than three hundred and twenty thousand dollars ($320,000) per annum, payable in accordance with the regular payroll practices of the Company (as adjusted from time to time, the “Base Salary”) subject to the Executive’s voluntary consent (along with other members of the Company’s Senior Leadership Team) to a reduction in Base Salary of 10% through July 11, 2010 (with no other changes to benefits and or bonus compensation).  Thereafter, the Base Salary shall be reviewed no less frequently than annually, and the amount thereof may be increased in the discretion of the Comverse Technology, Inc. Board of Directors (the “Board”) or the Compensation and Leadership Committee of the Board.  The Executive’s maximum annual bonus opportunity for each fiscal year shall be $640,000 and the Executive’s target bonus opportunity (“Target Bonus”) for each fiscal year shall be $320,000 (and each of the maximum annual bonus opportunity and Target Bonus shall be adjusted based on future increases in Base Salary) and each will be payable based upon the achievement of performance criteria developed by the Company’s Chief Executive Officer.  Any bonuses shall be payable in the fiscal year following the applicable fiscal year when bonuses are customarily payable under the Company’s regular payroll practices, but in no event later than 2 and 1/2 months following the end of the applicable fiscal year.

3.
The other terms of the Executive’s employment, including benefits, vacation, etc. shall remain unchanged as in effect immediately prior to the date hereof.  During the Executive’s term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements and executive fringe benefit programs applicable to the Company’s senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time.

4.
During the term of the Executive’s employment, the Executive will be eligible to receive equity awards under the Comverse Technology, Inc. stock incentive plans based on the Executive’s performance and the performance of the Company, as recommended by the Company’s Chief Executive Officer and determined in the good faith discretion of the Comverse Technology, Inc. Board of Directors and/or Compensation and Leadership Committee, as applicable, and consistent with the Executive’s role and responsibilities as Senior Vice President, Global Products and Operations of the Company, with such awards to be assessed on an annual basis.

5.
The Executive is an “Eligible Participant” in the Comverse Technology, Inc. Executive Severance Protection Plan (“ESPP”) designed to protect eligible participants in the event of employment termination without cause following, or in anticipation of, a change in control of Comverse Technology, Inc.

6.
If the Executive’s employment is terminated by the Company without Cause (as defined below and other than due to death or disability), the Executive’s term of employment shall end as of the date of termination and the Executive shall be entitled to the following:

(a)	Base Salary earned but not paid prior to the date of termination payable to Executive in a lump sum less applicable tax withholdings;

(b)
any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable to Executive in a lump sum less applicable tax withholdings when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

(c)
one hundred percent (100%) of the Base Salary in effect on the date of termination in a lump sum less applicable tax withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the seventh day after the expiration of the revocation period, if applicable, under the release contemplated by Section 8 below, in accordance with the Company’s regular payroll practice;

(d)
one hundred percent (100%) of the Target Bonus (regardless of any performance requirements), payable to Executive in a lump sum less applicable withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the seventh day after the expiration of the revocation period, if applicable, under the release contemplated by  Section 8 below;

(e)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

For purposes of this letter, “Cause” means, where applicable, a good faith finding by the Company of: (i) a conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony; (ii) a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction; (iii) willful

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

misconduct or gross negligence by the Executive resulting in harm to the Company or any of its affiliates; (iv) a material violation by the Executive of any applicable material policy or procedure of the Company or its affiliates provided to the Executive resulting in harm to the Company or its affiliates including, without limitation, a material violation of the Company’s  Code of Business Conduct and Ethics; (v) the repeated and continued refusal by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the Executive’s individual control and consistent with the Executive’s position, duties and responsibilities hereunder, except for a refusal that is attributable to the Executive’s illness, injury or disability; or (vi) fraud, embezzlement, theft or material dishonesty by the Executive against the Company, its affiliates or any of their customers; provided, however, that no finding of Cause pursuant to subsections (iii), (iv) or (v) hereof shall be effective unless and until the Company has provided the Executive with written notice thereof stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice.

In the event of a termination of the Executive’s employment by Comverse without Cause or by the Executive for Good Reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this letter on account of any compensation attributable to any subsequent compensation the Executive may receive.  The Company’s obligation to make the payments provided for in this letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company’s remedies upon a breach or threatened breach of the restrictive covenants in Sections 4, 6, and 9 of Employment, Non-Disclosure and Non-Competition Agreement between the Company and the Executive dated as of January 1, 2003.

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

7.
If the Executive’s employment is terminated by the Executive for Good Reason (as defined below), the Executive’s term of employment shall end as of the date of termination and the Executive shall be entitled to the amounts set forth in Sections 5(a) through (e); provided, however, that the references to “one hundred percent (100%)” in each of Sections 5(c) and (d) shall be replaced with “fifty percent (50%).”

For purposes of this letter, “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice:

(ii)
any reduction in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives, provided, however, that an across-the-board reduction of Executive’s compensation in excess of 10% of Base Salary or 20% of Target Bonus shall constitute Good Reason;

(iii)	an actual relocation of the Executive’s principal office to another location more than 50 miles from Mount Laurel, New Jersey;

(iv)
any material diminution in the Executive’s title, position or reporting status (other than a change to reporting to the Chief Operating Officer or person serving in a similar capacity for the Company if and when named), or any material diminution of the Executive’s duties or responsibilities;

(v)
a failure of the Company to obtain the assumption in writing of its obligations under this letter by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction and the failure to deliver a copy of the document effecting such assumption to the Executive upon the Executive’s written request; or

(vi)	a material breach by the Company of any provision of this letter.

8.
If the Executive terminates his employment without Good Reason, the Company terminates the Executive’s employment with Cause, or if the Executive’s employment is terminated due to the Executive’s death or disability, the Executive shall be entitled to the same payments and benefits as provided in Sections 6(a), (b) and (e) above.  In no event shall a termination of the Executive’s employment by the Executive without Good Reason occur unless the Executive gives at least thirty (30) calendar days advance written notice to the Company.

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

9.
As a condition precedent to receiving the compensation and benefits provided under Sections 6 and 7, the Executive shall execute a waiver and release substantially in the form attached to this letter as Exhibit A.

10.
During the term of Executive’s employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this letter, and the Company will reimburse the Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto.  In addition, the Company shall pay for reasonable legal fees and expenses up to an amount of $10,000 that the Executive has incurred in connection with the negotiation and drafting of this letter.

11.
During the term of the Executive’s employment with the Company (or any of its affiliates) and thereafter, the Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the organizational documents of the Company and Comverse Technology, Inc. (without taking into account any amendment to such organizational documents adopted after the date hereof which reduces Executive’s rights to indemnification and, with respect to the organizational documents of Comverse Technology, Inc., as if such organizational documents were adopted by the Company as its own) to the fullest extent permitted by applicable law with respect to any event or occurrence related to the fact that the Executive is an officer, employee, or agent of the Company or Comverse Technology, Inc. or by reason of anything done or not done by the Executive in any such capacity unless finally adjudicated that the Executive is not entitled to such indemnification under applicable law.  The Executive shall be entitled to the same Director and Officer Insurance coverage as applies to other similarly situated employees of the Company.  If so requested by the Executive, the Company shall advance any and all expenses related to any claim for indemnification to the extent permitted by law, other than in connection with any claim initiated by the Executive (unless the Board of Directors has authorized or consented to the initiation of such claim).  Notwithstanding the foregoing, the obligations of the Company under the preceding sentence shall be subject to the condition that, if, when and to the extent that it is determined in a final adjudication (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Executive would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed by the Executive (who hereby agrees to reimburse the Company) for all such amounts theretofore paid.

12.
This letter shall be binding upon and inure to the benefit of the Executive and the Company and their respective successors, agents, heirs (in the case of the Executive) and assigns.  No rights or obligations of the Company under this letter may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to a sale of more than 50% of the outstanding equity securities of the Company, a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this letter.

13.
This letter (including the attached Exhibit A and any plan, other agreements or attachments referred to herein, including the ESPP) contains the entire understanding and agreement between the Company and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

Parties, other than Sections 4, 6, and 9 of Employment, Non-Disclosure and Non-Competition Agreement between the Company and the Executive dated as of January 1, 2003, which provisions shall continue to exist and be binding upon the Executive.

14.
No provision in this letter may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either the Company or the Executive of any breach by the other party of any condition or provision contained in this letter to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

15.	The Company may withhold from any amounts payable under this letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.
The parties hereto acknowledge and agree that each party (with an opportunity for review by its or his counsel) negotiated the terms and provisions of this letter and have contributed to its drafting.  Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this letter, and (b) the terms and provisions of this letter shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this letter.  Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this letter.  The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this letter shall refer to this letter as a whole and not to any particular provision of this letter.

17.	The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

18.
If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this letter, the provision of this letter shall control and prevail.

19.
The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death, reference in this letter to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

20.	The headings of the sections contained in this letter are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this letter.

21.
If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this letter is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this letter, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All reimbursements for costs and expenses under this letter shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.  Any tax gross-up payments under this letter shall be paid in no event later than the end of the calendar year following the year in which any excise tax, income tax or other amount comprising a gross-up payment was remitted to the relevant taxing authority

Whenever a payment under this letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

actual date of payment within the specified period shall be within the sole discretion of the Company.

If under letter, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

22.
This letter may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

23.
All notices shall be in writing, shall be hand delivered or sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received when hand delivered or one (1) calendar day after depositing with such overnight service for next day delivery.

If to the Company:        Comverse, Inc.
200 Quannapowitt Parkway
Wakefield, MA 01880
Attention:  Human Resources

If to the Executive:        Gabriel Matsliach
at the most recent address of Executive
set forth in the personnel records of the Company

24.
The Executive’s employment with the Company is “at will” and either the Company or the Executive may terminate the Executive’s employment with the Company at any time with or without Cause or advance notice except as provided herein.  Neither this letter nor the content of any discussions with the Company constitutes a contract of employment for any specified duration or a guarantee of any level of benefits or compensation.  Subject to the terms and conditions in this letter, the Company reserves the right to change your position, place of work, rate of pay, and/or other terms of your employment based upon the needs of the Company.

25.
Notwithstanding anything to the contrary contained in this letter, to the extent that any of the payments and benefits provided for under this letter or any other agreement or arrangement between the Executive and the Company (collectively, the “Payments”)  (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 25, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  If the limitation set forth in this Section 25 is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

26.
This letter is governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law.  You agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this letter shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and you consent to the jurisdiction of such court.  Each party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this letter.

[Remainder of Page Intentionally Left Blank]

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

Sincerely,

/s/  Andre Dahan

Andre Dahan
Chief Executive Officer
Comverse, Inc.

I have read the foregoing and agree to these terms of employment with Comverse, Inc.

/s/ Gabriel Matsliach
Gabriel Matsliach
Date: June 2, 2010

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

ADDENDUM A

This RELEASE (“Release”) dated as of ____________________ between Comverse, Inc., a Delaware corporation (the “Company”), and Gabriel Matsliach (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a letter dated June 1, 2010 under which the Executive with respect to his employment as the Company’s Senior Vice President, Global Products and Operations (the “Letter”); and

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective __________________; and

WHEREAS, pursuant to the Letter, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Letter, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, employee benefit plans and their administrators or fiduciaries, insurer of any such entities, and its and their successors and assigns and others related to such entities, in each case, only in such person’s capacity as such, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the separation from the Company, the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000

may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2.  The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer of Company in accordance with the Company’s By-laws and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants or any existing rights relating to outstanding incentive equity held by the Executive under written agreements relating to the same, or (iii) to pay any amounts payable under the terms of the Letter (including, without limitation, any severance or other items payable following termination of Executive’s employment).  In addition, Executive does not waive his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

3.  The Executive acknowledges that before entering into this release, he has had the opportunity to consult with any attorney or other advisor of the Executive’s choice, and the Executive is hereby advised to do so if he chooses.  The Executive further acknowledges that by signing this release, he does so of his own free will and act, that it is his intention to be legally bound by its terms, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this release other than the express terms set forth herein.  The Executive further acknowledges that he has carefully read this release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Paragraph 1 above.

4.  The Executive acknowledges that he has been provided at least 21 days to review the release.   In the event the Executive elects to sign this release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  The Executive further understand that he has 7 days after the signing hereof to revoke this release by so notifying the Company (200 Quannapowitt Parkway, Wakefield, Massachusetts, Attention: Human Resources) in writing, such notice to be received by the Company within the 7 day period.  This Release shall not become effective or enforceable, and no payments under the release shall be made, until this seven (7) day revocation period expires without the Executive having revoked this release.

IN WITNESS WHEREOF, the parties have executed this release on the date first above written.

COMVERSE, INC. By: ___________________________ Name: Title:

THE EXECUTIVE _______________________________ Gabriel Matsliach

Comverse, Inc.
200 Quannapowitt Parkway ٠ Wakefield, Massachusetts 01880
Telephone: 1+781-224-9000